                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             Renal Care Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     3)  Filing Party:

        ------------------------------------------------------------------------

     4)  Date Filed:

        ------------------------------------------------------------------------

                             RENAL CARE GROUP, INC.
                        2100 WEST END AVENUE, SUITE 800
                           NASHVILLE, TENNESSEE 37203

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             THURSDAY, JUNE 4, 1998

To the Stockholders of Renal Care Group, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Renal Care Group, Inc. (the "Company" or "RCG"), will be held at Vanderbilt Plaza, 2100 West End Avenue, Nashville, Tennessee, on Thursday, June 4, 1998 at 9:00 a.m. (Central Standard Time) for the following purposes:

     (1) To elect two Class II Directors to serve for a term of three (3) years and until their successors are elected;

     (2) To consider and vote upon a proposal to approve an amendment to the Renal Care Group, Inc. Third Amended and Restated 1996 Stock Incentive Plan (the "Plan") to increase the number of shares available for issuance thereunder; and

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on April 10, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

     Your attention is directed to the Proxy Statement accompanying this Notice for more complete information regarding the matters to be acted upon at the Annual Meeting.

     The Board of Directors of RCG unanimously recommends that stockholders vote FOR the director nominees named in the Proxy Statement and FOR approval of the proposed amendment to the Company's Plan.

     Stockholders are cordially invited to attend the meeting in person.

                                          By Order of the Board of Directors

                                          Ronald Hinds,
                                          Secretary

April 30, 1998

                                   IMPORTANT

     YOUR PROXY IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PERSONALLY PRESENT AT THE ANNUAL MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY CARD IS PROPERLY COMPLETED, DATED, SIGNED, AND RETURNED WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             RENAL CARE GROUP, INC.
                            ------------------------
                                PROXY STATEMENT
                            ------------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 4, 1998

     This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Renal Care Group, Inc. (the "Company" or "RCG") from holders of the Company's shares of common stock, $.01 par value (the "Common Stock") to be voted at the 1998 annual meeting of stockholders of the Company (the "Annual Meeting") to be held at 9:00 a.m. (Central Standard Time) on Thursday, June 4, 1998, at Vanderbilt Plaza, 2100 West End Avenue, Nashville, Tennessee, and at any adjournments or postponements thereof. The mailing address of the principal executive offices of the Company is 2100 West End Avenue, Suite 800, Nashville, Tennessee 37203.

     Only holders of record of the 26,487,579 shares of Common Stock outstanding as of the close of business on April 10, 1998 (the "Record Date"), are entitled to notice of and to vote on each matter submitted to a vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes for directors. The Notice of Annual Meeting, this Proxy Statement, and the proxy are being first mailed to stockholders on or about April 29, 1998.

     A majority of the outstanding shares of Common Stock entitled to vote at the meeting, represented in person or by proxy, is required to constitute a quorum. If a quorum is not present at the Annual Meeting, or if for any reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn or postpone the Annual Meeting with or without a vote of the stockholders. If adjournment is proposed by the Company, the person named on the enclosed proxy will vote such shares for which they have voting authority in favor of adjournment.

     All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no specification is made, the proxies will be voted in favor of the matters listed on the proxy card. Directors must be elected by a plurality of votes cast (in person or by proxy) by the holders of Common Stock entitled to vote at the Annual Meeting if a quorum is present. All other matters shall be determined based upon the vote of the majority of votes cast (in person or by proxy) by the holders of Common Stock entitled to vote at the Annual Meeting if a quorum is present.

     Shares represented by proxies that are marked "withhold authority" or "abstain" will be counted as shares present for purposes of establishing a quorum. Shares represented by proxies, which include broker nonvotes, will also be counted as shares present for purposes of establishing a quorum. A broker nonvote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Neither withholding authority to vote with respect to one or more nominees or a broker nonvote will have an effect on the outcome of the election of directors. Abstentions will have the same effect as a vote against approval of the amendment to the Plan. Broker nonvotes, however, will have no effect on the approval of the amendment to the Plan.

     All expenses of the Annual Meeting, including the cost of soliciting proxies, will be paid by the Company. The Company may reimburse persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons' reasonable expenses in forwarding the proxy materials to their principals.

     Any stockholder returning the accompanying proxy card may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the meeting, or (c) executing and delivering to the Company a proxy card bearing a later date.

                        PROPOSALS FOR STOCKHOLDER ACTION

                                   PROPOSAL 1

                         ELECTION OF CLASS II DIRECTORS

     The Company's Board of Directors is composed of three classes, designated Class I, Class II, and Class III. The term of the Class II Directors expires at the Annual Meeting. The Board of Directors has designated Joseph C. Hutts and Thomas A. Lowery, M.D. to continue as the two nominees for election as Class II directors at the Annual Meeting. The term of the Class III directors is until the 1999 annual meeting of the stockholders of the Company and the term of the Class I Directors is until the 2000 annual meeting of the stockholders of the Company. Each succeeding term of a director in Class I, Class II, or Class III shall be for three years or until his or her successor is elected. Currently, the members of the three classes are as follows: Class I -- Sam A. Brooks and Stephen D. McMurray, M.D.; Class II -- Joseph C. Hutts and Thomas A. Lowery, M.D.; and Class III -- Harry R. Jacobson, M.D., John D. Bower, M.D., W. Tom Meredith, M.D., and Kenneth E. Johnson, Jr., M.D.

     The Amended and Restated Certificate of Incorporation of the Company presently provides that the Board of Directors shall consist of not less than five or more than twelve members, and that the actual number of directors comprising the Board of Directors shall be determined within such minimum and maximum by resolutions adopted by an affirmative vote of at least two-thirds
( 2/3) of the total number of directors then in office. The Amended and Restated Certificate of Incorporation of the Company further provides that any vacancy in the Board created by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office, or otherwise, may be filled, until the next election of directors by the stockholders, by the affirmative vote of at least two-thirds ( 2/3) of the total number of directors then remaining in office, though they may constitute less than a quorum of the Board.

     Each Class II nominee has consented to be a candidate and to be so named in this Proxy Statement and to serve, if elected. If any nominee becomes unable or unwilling to serve, although not anticipated, the persons named as proxies will have the discretionary authority to vote for a substitute. Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. Therefore, the two nominees for election as Class II directors to the Board of Directors who receive the greatest number of votes cast at the Annual Meeting will be elected to the Board of Directors as Class II directors. The accompanying proxy, unless otherwise specified, will be voted FOR Mr. Hutts and Dr. Lowery.

     Information as to each nominee and as to directors continuing as Class I directors and Class III directors follows:

CLASS II DIRECTORS -- NOMINEES FOR ELECTION AT THE ANNUAL MEETING -- TERM
EXPIRING AT THE 2001 ANNUAL   MEETING

JOSEPH C. HUTTS

Age -- 56

     Mr. Hutts has been a director of the Company since December 1995. He has been Chairman of the Board, President and Chief Executive Officer of PhyCor, Inc., an operator of multi-specialty medical clinics, since 1988. Mr. Hutts was formerly with Hospital Corporation of America in various positions, the last of which was President, HCA Health Plans. From 1986 to 1988, Mr. Hutts was Vice Chairman and Chief Operating Officer of Equitable HCA Corporation d/b/a Equicor. Mr. Hutts serves on the board of directors of Quorum Health Group, Inc.

THOMAS A. LOWERY, M.D.

Age -- 54

     Dr. Lowery has been a director of the Company since January 1996. He is a board-certified nephrologist trained at Baylor College of Medicine and the University of Alabama, Birmingham. He has served on the Executive Committee of Southwest Organ Bank and has been the Director of the Renal Transplant Program of East Texas Medical Center in Tyler, Texas. In addition, he has been practicing as a partner of Tyler Dialysis & Transplant Associates, P.A. since 1979. Dr. Lowery was also a founder of Tyler Nephrology Associates, P.A., one of the companies included in the formation of the Company in February 1996.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE
                     ABOVE NOMINEES AS CLASS II DIRECTORS.

CURRENT DIRECTORS WHOSE TERMS HAVE NOT EXPIRED AND WHO ARE THEREFORE NOT UP FOR
REELECTION:

CLASS III DIRECTORS -- TERM EXPIRING AT THE 1999 ANNUAL MEETING

HARRY R. JACOBSON, M.D.

Age -- 50

     Dr. Jacobson was Chairman of the Board of Directors of the Company from June 1995 to October 1997. He currently serves as Vice Chancellor for Health Affairs at Vanderbilt University, a position he has held since October 1997. He also currently serves as Professor of Medicine in the Division of Nephrology, Department of Medicine, Vanderbilt University Medical Center, and Staff Physician/Nephrologist at the Veterans Administration Hospital in Nashville, positions he has held since 1985. Dr. Jacobson received a B.S. degree from the University of Illinois and his M.D. from the University of Illinois Abraham Lincoln School of Medicine. He completed his internal medicine training at Johns Hopkins Hospital and his nephrology training at Southwestern Medical School in Dallas, Texas.

JOHN D. BOWER, M.D.

Age -- 66

     Dr. Bower has been a director of the Company since January 1996. He is a board-certified nephrologist trained at the Medical College of Virginia and has been practicing in Mississippi since 1972. He has been a Professor of Medicine and Chief, Division of Nephrology at University of Mississippi Medical Center since June 1976 and June 1990, respectively. In addition, he served as Chairman of the Board and President of Medical Enterprises Ltd., a Mississippi corporation ("MEL"), and served as Chief Executive Officer of MEL from December 1993 to January 1995. He also has served as Chairman of the Board and President of Kidney Care, Inc., a Mississippi nonprofit corporation ("Kidney Care") since August 1973. MEL and Kidney Care were related dialysis providers included in the formation of the Company in February 1996.

KENNETH E. JOHNSON, JR., M.D.

Age -- 53

     Dr. Johnson has been a director of the Company since September 1996. He is a board-certified nephrologist trained at the University of Utah. In 1975, Dr. Johnson was a founding partner of Arizona Nephrology Associates and RenalWest, L.C. ("RenalWest"). RenalWest was acquired by the Company in September 1996. Dr. Johnson has served as the director of the critical care units of two hospitals and serves as chairman of several Departments of Medicine in the East Valley area of Mesa, Arizona. Dr. Johnson is a member of the Medical Review Board of the Regional End Stage Renal Disease Network.

W. TOM MEREDITH, M.D.

Age -- 62

     Dr. Meredith has been a director of the Company since January 1996. He is a board-certified nephrologist and has been practicing in Wichita, Kansas, since 1969. He has been Clinical Associated Professor, Department of Internal Medicine, The University of Kansas School of Medicine, Wichita, since 1977. In addition, he served as the President of Kansas Nephrology Association from November 1979 until it was acquired in the formation of the Company in February 1996 and has been the President of Kansas Nephrology Physicians, P.A. since August 1990.

CLASS I DIRECTORS -- TERM EXPIRING AT THE 2000 ANNUAL MEETING

SAM A. BROOKS

Age -- 58

     Mr. Brooks has been President and Chief Executive Officer of the Company since June 1995, Chairman since October 1997, and served as Treasurer from June 1995 to November 1995. He also currently serves as President of MedCare Investments, Inc., a health care investment company, and has held such position since June 1991. Mr. Brooks is a director of Quorum Health Group, Inc., an owner, operator and manager of acute care hospitals; Nationwide Health Properties, Inc., a health care real estate investment trust; and PhyCor, Inc., an operator of multi-specialty medical clinics.

STEPHEN D. MCMURRAY, M.D.

Age -- 50

     Dr. McMurray has been a director of the Company since January 1996. He is a board-certified nephrologist trained at Indiana University Medical Center and has been practicing nephrology in Fort Wayne, Indiana, since 1977. He has been President of the Medical Staff at Lutheran Hospital in Fort Wayne, Indiana, and has been affiliated with Indiana Dialysis Management, P.C. since 1991. Dr. McMurray was also a founder of D.M.N. Professional Corporation, one of the companies included in the formation of the Company in February 1996.

BOARD COMMITTEES, ATTENDANCE, AND COMPENSATION OF DIRECTORS

COMMITTEES

     The Board of Directors has established three Committees, the Audit Committee, the Compensation Committee, and the Nominating Committee, each of which is briefly described below.

     The Company's Audit Committee, composed solely of non-employee directors, recommends the annual appointment of the Company's independent auditors, and, in conjunction with such auditors, reviews the scope of audit and other assignments and related fees, accounting principles used by the Company in financial reporting and internal auditing procedures, and the adequacy of the Company's internal control procedures. The Audit Committee currently consists of Mr. Hutts, Dr. Johnson, Dr. Lowery, and Dr. Meredith.

     The Company's Compensation Committee, composed solely of non-employee directors, is responsible for establishing salaries, bonuses, and other compensation for the Company's executive officers and administering any stock option and other employee benefit plans of the Company. The Compensation Committee currently consists of Mr. Hutts, Dr. McMurray, and Dr. Meredith.

     The Company's Nominating Committee is responsible for considering nominations of Directors of the Company's Board of Directors and currently consists of Dr. Jacobson, Mr. Brooks and Dr. Bower. The Nominating Committee will consider nominees recommended by stockholders provided that the names of such persons are submitted no later than the date established for the submission of stockholder proposals for action at the Company's next annual meeting of stockholders.

MEETINGS

     During 1997, the Board of Directors of the Company held four regularly scheduled meetings and two special meetings. In addition, the Compensation Committee met twice and the Audit Committee met once. Each director attended 75% or more of the aggregate number of meetings held by the Board of Directors and its committees on which he served.

COMPENSATION OF DIRECTORS

     Employees of the Company who are members of the Board of Directors of the Company do not receive any compensation for serving on the Company's Board of Directors. Each non-employee member of the Board of Directors, other than members who serve as Medical Directors, receives a fee of $2,000 for each meeting of the Board of Directors attended by such director, and $1,000 for each committee meeting not attended on the same day as a meeting of the Board of Directors. All directors of the Company, including members who are employees, receive reimbursement of out-of-pocket expenses incurred in connection with attending Board of Directors or committee meetings thereof.

     In January 1996, the Company adopted the Renal Care Group, Inc. 1996 Stock Option Plan for Outside Directors (the "Outside Director Plan") to provide for grants of options to its non-employee directors. Prior to the Company's initial public offering and adoption of the Outside Director Plan, (a) Mr. Hutts was granted options to purchase an aggregate of 22,500 shares of Common Stock, of which 15,000 are exercisable at a price of $5.00 per share and 7,500 are exercisable at $12.00 per share, and (b) Dr. Jacobson was granted options to purchase an aggregate of 112,500 shares of Common Stock, of which 37,500 are exercisable at a price of $5.00 per share and 75,000 are exercisable at $12.00 per share.

     The Outside Director Plan provides for automatic grants to Directors of the Company who are (i) not employees of the Company, (ii) not the Chairman or Vice Chairman of the Board of Directors of the Company, and (iii) not a party to, and whose medical practices are not a party to, a then current effective medical director agreement with the Company (each an "Eligible Director"). The Outside Director Plan provides for an initial grant to each Eligible Director of 7,500 shares on the date such person first becomes a Director and subsequent annual grants of options to purchase 3,750 shares of Common Stock following each annual meeting. The annual grants are made on the day following each annual meeting of stockholders beginning with the 1997 Annual Meeting. The Option Price for each option granted under the Outside Director Plan is the "Fair Market Value," as that term is defined in the Outside Director Plan, of the shares of Common Stock subject to the option on the date the option is granted. Such options are immediately exercisable and will have a term of ten years. Accordingly, on the date after the Annual Meeting to which this Proxy Statement relates, Mr. Hutts and Dr. Jacobson will each receive a grant of an option to purchase 3,750 shares of Common Stock with an exercise price of the Fair Market Value on such date.

                                   PROPOSAL 2

                     APPROVAL OF PROPOSED AMENDMENT TO THE
              THIRD AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN

     The Renal Care Group, Inc. 1996 Third Amended and Restated Stock Incentive Plan (the "Plan") was adopted by the Board of Directors and approved by the then sole stockholder of RCG effective January 15, 1996. On August 15, 1996 the Board of Directors approved amendments to the Plan which became effective upon approval by the stockholders of the Company at a special meeting held on September 27, 1996. Amendments to the Plan were approved by the Board of Directors on April 10, 1997 and became effective upon approval by the stockholders of the Company at the annual meeting held on June 4, 1997. On September 4, 1997, amendments to the Plan were approved by the Board of Directors which amendments did not require approval of the stockholders of the Company. Under the Plan, restricted stock awards or options to purchase (an "Award") a total of 3,000,000 shares of Common Stock are reserved for grant to eligible employees and consultants of the Company. The Board of Directors has adopted resolutions approving and recommending to the stockholders for their approval an amendment to the Plan which would increase the number of shares of Common Stock reserved for issuance under the Plan from 3,000,000 to 4,000,000 shares. If approved by the stockholders, the proposed Amendment will be effective as of the date of the Annual Meeting.

     The following is a brief description of the material terms of the Plan. Such description is qualified in its entirety by reference to the full text of the Plan, a copy of which, in the form of the Fourth Amended and Restated 1996 Stock Incentive Plan reflecting the amendment described above, may be obtained, free of charge, upon written request to the Office of Secretary, Renal Care Group, Inc., 2100 West End Avenue, Suite 800, Nashville, Tennessee 37203.

GENERAL

     Eligible Participants. Awards may be granted under the Plan only to individuals who are officers or other key employees (including employees who also are directors or officers) of RCG or a subsidiary, or bona fide consultants, as determined by the Compensation Committee (as defined below). Certain restrictions apply to holders of ten percent or more of the Common Stock. The number of eligible participants in the Plan as of March 31, 1998 was approximately 242 persons.

     Administration. The Plan is currently administered by a committee (the "Committee") appointed by the Board of Directors from time to time and consisting of at least two members of the Board, each of whom shall be both (i) a "nonemployee director" as such term is defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) an "outside director" as that term is used in Section 162 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder. In the absence of an appointment of a Committee, the RCG Board of Directors shall serve as the Committee.

     Subject to the terms of the Plan, the Committee has the exclusive power, authority, and discretion to (a) designate participants; (b) determine the type or types of Awards to be granted to each participant; (c) determine the number of Awards to be granted and number of shares of Common Stock to which an Award will relate; (d) determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines; (e) determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, shares of Common Stock, or other property, or an Award may be canceled, forfeited, or surrendered; (f) prescribe the form of each award agreement, which need not be identical for each participant; (g) decide all other matters that must be determined in connection with an Award; (h) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and (i) make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan.

     Number of Shares Available. The maximum number of shares of Common Stock for which Awards may be granted under the Plan currently is 3,000,000 and, if the proposed Amendment is approved by the stockholders at the Annual Meeting, will be increased to 4,000,000. To the extent that an Award is canceled, terminates, expires, or lapses for any reason, any shares of stock subject to the Award will again be available for the grant of Awards under the Plan. The maximum number of shares of stock with respect to one or more Awards that may be granted to any one participant in any one taxable year is 150,000, subject to adjustment as set forth in the Plan. The number of shares of Common Stock available under the Plan is subject to adjustment in the event of a stock split, stock dividend, recapitalization, or other similar action. The shares of Common Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued stock, treasury stock, or stock purchased on the open market.

     Amendment and Termination. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend, or modify the Plan without stockholder approval; provided, however, that the Committee may condition any amendment on the approval of stockholders if such approval is necessary or deemed advisable with respect to tax, securities, or other applicable laws, policies, or regulations. No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the participant.

STOCK OPTIONS

     Stock Options. The Committee is authorized to grant options, which may be incentive stock options or nonqualified stock options, to participants. All options will be evidenced by a written option agreement between RCG and the participant, which will include such provisions as may be specified by the Committee. The terms of any incentive stock option must meet the requirements of Sections 421, 422, and 424 of the Code.

     Option Price. The exercise price of each incentive stock option granted under the Plan will not be less than 100% of the fair market value of Common Stock on the date the option is granted. The Committee may elect to grant nonqualified stock options with an exercise price of less than the fair market value of the Common Stock on the date such option is granted. The closing price for RCG's Common Stock on the Nasdaq National Market was $38.50 per share as of April 9, 1998.

     Duration of Options. The Committee may provide in the option agreement for the termination of all or any portion of the options under certain circumstances, including, without limitation, the termination of a participant's employment, provided that the Committee may distinguish among various causes of termination as the Committee deems appropriate. In addition, the Committee may provide that if a Participant's employment is terminated: (i) such participant's option(s) may be exercised for specified periods thereafter, but no later than the expiration date of such option; (ii) to the extent not fully exercisable on the date of termination of employment, such option may continue to become exercisable within the term of the option; or (iii) some or all of the options not fully exercisable on the date of termination of employment may be deemed fully exercisable.

     Exercise. Each option may be exercised at such time or times as may be determined by the Board or the Committee. The Committee also shall determine the performance or other conditions, if any, that must be satisfied before all or part of an option any be exercised.

     Payment. The Committee shall determine the methods by which the exercise price of an option may be paid, the form of payment, including, without limitation, cash, shares of Common Stock, or other property (including "cashless exercise" arrangements), and the methods by which shares of Common Stock shall be delivered or deemed to be delivered to participants. The Committee may, in the exercise of its discretion, allow a participant to pay the exercise price of an option by directing RCG to withhold from the shares of Common Stock that would otherwise be issued upon exercise of the option that number of shares of Common Stock having fair market value on the exercise date equal to the exercise price, all as determined pursuant to rules and procedures established by the Committee.

     Restricted Stock Awards. The Committee may make awards of restricted stock to participants under the Plan, which will be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote such restricted stock or the right to receive dividends, if any, on the restricted stock). The restrictions may lapse separately or in combination at such time, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise as the Committee determines at the time of the grant or thereafter.

     Except as may be designated by the Committee, upon termination of employment during an applicable restriction period or upon failure to satisfy performance goals, any restricted stock that is subject to remaining restrictions shall be forfeited and reacquired by the Company, provided the Committee may provide for such restrictions or forfeiture conditions to be waived in whole or in part in the event of a termination resulting from specified causes, and the Committee may, in other cases, waive in whole or in part restrictions or forfeiture conditions relating to restricted stock.

GENERAL PROVISIONS

     Restrictions on Transfer. No right or interest of a participant in any Award may be pledged, encumbered, or hypothecated to or in favor of, or be subjected to any lien, obligation, or liability of such participant to, any party other than RCG or a subsidiary. No Award is assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order. However, a participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant upon the participant's death. Any Incentive Stock Option shall be exercisable during the lifetime of the person to whom the option is granted only by such person.

     Adjustments. If any change is made in the stock subject to the Plan or subject to any Award granted thereunder (through recapitalization, reclassification, stock split, combination of shares, stock dividend, or transaction having similar effect), the Plan and outstanding options will be appropriately adjusted.

     Acceleration Upon Change in Control. In the event of a Change in Control (as defined in the Plan) followed by a participant's termination of employment (other than by reason of participant's death, disability, resignation without good reason or termination for cause) within twelve months thereafter, then all of such participant's unexercised Awards (whether vested or not vested) shall automatically vest and become unforfeitable and shall be cashed out at the greater of (i) the highest closing price per share paid for the purchase of Common Stock in a national securities market during the 90 day period ending on the date of the Change in Control (the "Change in Control Price") or (ii) the fair market value of the Common Stock on the date of such termination. Upon a Change in Control that results directly or indirectly in the Common Stock (or the stock of any successor received in exchange therefor) ceasing to be publicly traded in a national securities market, all unexercised Awards (whether vested or not vested) shall automatically vest and become unforfeitable and shall be cashed out at the Change in Control Price. Upon a Change in Control, no action may be taken that would adversely affect the rights of any participant or the operation of the Plan with respect to any Award to which a participant may be entitled on or prior to the date, or as a result, of the Change in Control. Under certain conditions, the Board of Directors may determine that events otherwise constituting a Change in Control shall not be so considered.

     Modification and Renewal. The Committee may modify, renew, or accept the surrender of outstanding Awards issued under the Plan (or surrender of similar grants issued under any other Plan of RCG or a subsidiary), including the acceleration or waiver of any vesting or other restrictions or limitations, or the conversion of such Awards (with appropriate adjustments) to be applicable to the securities of any successor corporation to RCG, and the Committee may authorize new Awards pursuant to the Plan in substitution for any outstanding Awards. Any substituted, modified, or converted Awards may bear such different or additional terms and conditions as the Committee shall deem appropriate within the limitations of the Plan. The determination of the Committee as to the terms of any of the foregoing may be made without regard to whether a Change in Control has or has not occurred (or whether the Board of Directors has determined that any event shall not be considered to be a Change in Control) and shall be conclusive and binding notwithstanding the provisions of the respective agreements regarding exercisability. No modification of an Award shall, without the consent of the participant, adversely affect the rights or obligations of such participant with respect to such Award.

FEDERAL INCOME TAX CONSEQUENCES

     Non-qualified Stock Options. Under present federal income tax regulations, there will be no federal income tax consequences to either RCG or the participant upon the grant of a non-discounted non-qualified option. However, the participant will realize ordinary income on the exercise of a non-qualified option in an amount equal to the excess of the fair market value of the Common Stock acquired upon the exercise of such option over the exercise price, and RCG will receive a corresponding deduction. The gain, if any, realized upon the subsequent disposition by the participant of the Common Stock will constitute either short-term or long-term capital gain, depending on the participant's holding period. If a non-qualified option is granted with an exercise price substantially less than the fair market value of the Common Stock on the date of the grant, it is possible that the Internal Revenue Service could take the position that the participant will realize ordinary income on the date of grant in an amount equal to the excess of the fair market value of the stock on the date of grant over the exercise price. If so, RCG should receive a corresponding deduction.

     Incentive Stock Options. Under present federal income tax regulations, there will be no federal income tax consequences to either RCG or the participant upon the grant of an incentive stock option or the exercise thereof by the participant. If the participant holds the shares for the greater of two years after the date the option was granted or one year after the acquisition of such shares (the "required holding period"), the difference between the aggregate option price and the amount realized upon disposition of the shares will constitute a long-term capital gain or loss, and RCG will not be entitled to a federal income tax deduction. If the shares are disposed of in a sale, exchange, or other "disqualifying disposition" during the required holding period, the grantee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the aggregate option price and RCG will be entitled to a federal income tax deduction equal to such amount.

     Restricted Stock. Under present federal income tax regulations, and unless the participant makes an election to accelerate recognition of the income to the date of grant, a participant receiving a restricted stock Award will not recognize income, and the Company will not be allowed a tax deduction, at the time the Award is granted. When the restrictions lapse or applicable performance goals are obtained, the participant will recognize ordinary income equal to the fair market value of the Common Stock underlying the Award, and the Company will be entitled to a corresponding tax deduction at that time.

BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS

     As of March 31, 1998, Awards had been granted under the Plan to the persons and groups shown in the table below. The Committee has not yet made any determination as to which eligible participants will be granted Awards under the Plan in the future. Consequently, it is not presently possible to determine, with respect to the persons and groups shown in the table below, the benefits or amounts that will be received in the future by such person or groups pursuant to the Plan.

              THIRD AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN

                                               STOCK OPTION GRANTS(1)      RESTRICTED STOCK AWARDS(2)
                                              -------------------------    ---------------------------
                                                                           DOLLAR VALUE     NUMBER OF
                                              DOLLAR VALUE    NUMBER OF      OF SHARES        SHARES
             NAME AND POSITION                 OF OPTIONS      OPTIONS        AWARDED        AWARDED
             -----------------                ------------    ---------    -------------    ----------
Sam A. Brooks...............................           (3)      150,000              (4)       8,700
  Chairman of the Board, Chief Executive
  Officer and President
Gary A. Brukardt............................           (3)      225,000              (4)       4,350
  Executive Vice President and Chief
  Operating Officer
Ronald Hinds................................           (3)      135,000              (4)       7,000
  Executive Vice President, Chief Financial
  Officer, Treasurer and Secretary
Raymond Hakim, M.D., Ph.D...................                          0              (4)       4,350
  Executive Vice President, Chief Medical
  Officer
All Executive Officers as a Group...........           (3)      510,000              (4)      24,400
All Non-Executive Directors as a Group......           (3)      105,000              (4)      24,400
All Non-Executive Officer Employees as a
  Group.....................................           (3)    1,956,247              (4)           0

---------------

(1) The options granted to such persons named herein became exercisable as to 20% of the shares as of the respective grant dates, and will become exercisable with respect to an additional 20% of the shares on each of the first four anniversaries of the date of grant. The exercise price per share for options granted to executive officers of the Company ranges from $5.00 to $32.625 per share.
(2) Restrictions with respect to the shares of restricted stock awarded to the persons named herein will lapse on December 23, 2002.
(3) The dollar value of the above options is dependent on the difference between the exercise price and the fair market value of the underlying shares on the date of exercise.
(4) The dollar value of the above restricted stock awards will depend on the fair market value of the shares on the date the restrictions with respect thereto lapse.

REASONS FOR AMENDMENT OF PLAN

     Management believes that the grant of Awards under the Plan is necessary to attract, retain, and motivate qualified employees and consultants, including but not limited to individuals who have been or will be employed by RCG or engaged by RCG as Medical Directors in connection with acquisitions or joint ventures. As of the Record Date, the Company had granted Awards covering 2,620,047 of the 3,000,000 shares currently authorized and reserved for issuance pursuant to the Plan.

     Accordingly, the proposed amendment to increase the shares of Common Stock reserved for issuance is necessary to allow the Company to meet its foreseeable future needs for Awards under the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO
                                    THE PLAN

                        SECURITY OWNERSHIP OF DIRECTORS,
                      OFFICERS AND PRINCIPAL STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock held beneficially, directly or indirectly, as of the Record Date by (a) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, (b) each director of the Company, (c) the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer whose total salary and bonus for 1997 exceeded $100,000 (collectively, the "Named Executive Officers"), and (d) all directors and officers of the Company as a group, together with the percentage of the outstanding shares of Common Stock which such ownership represents. In July 1997, the Company authorized a 3-for-2 stock split on its Common Stock, effective July 25, 1997. All references to the Common Stock are on a post-split basis.

                                  COMMON STOCK

                                                              BENEFICIAL OWNERSHIP(1)
                                                              ------------------------
NAME AND ADDRESS                                                NUMBER        PERCENT
----------------                                              -----------    ---------
Laidlaw Inc.(2).............................................   2,135,730        8.1
T. Rowe Price(3)............................................   1,759,149        6.6
Franklin Resources, Inc.(4).................................   1,172,940        4.4
Sam A. Brooks(5)............................................     573,267        2.2
Gary A. Brukardt(6).........................................      41,117          *
Raymond Hakim, M.D., Ph.D.(7)...............................      96,756          *
Ronald Hinds(8).............................................      67,163          *
John D. Bower(9)............................................   1,136,536        4.3
Joseph C. Hutts(10).........................................      13,500          *
Harry R. Jacobson, M.D.(11).................................     270,645        1.0
Kenneth E. Johnson, Jr., M.D................................     375,462        1.4
Thomas A. Lowery, M.D.(12)..................................     229,386          *
Stephen D. McMurray, M.D.(13)...............................     134,942          *
W. Tom Meredith, M.D........................................     268,503        1.0
All executive officers and directors as a group (11
  persons)(14)..............................................   3,207,277       12.1

---------------
  *  Less than 1% of the outstanding Common Stock.
 (1) Information relating to the beneficial ownership of Common Stock by the above individuals is based upon information furnished by each such individual using "beneficial ownership" concepts set forth in rules promulgated by the Securities and Exchange Commission (the "Commission") under Section 13(d) of the Exchange Act. Beneficial ownership includes shares as to which such person or group, directly or indirectly, through any contract, management, understanding, relationship, or otherwise has or shares voting power and/or investment power as those terms are defined in Rule 13d-3(a) of the Exchange Act. Except as indicated in other footnotes to this table, the above individuals possess sole voting and investment power with respect to all shares set forth by their names, except to the extent such power is shared by a spouse under applicable law. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage by the particular person or group, but are not deemed outstanding for any other purpose.
 (2) The address of Laidlaw Inc. ("Laidlaw") is 3221 North Service Road, Burlington, Ontario, Canada L7R 3Y8. Laidlaw has sole voting power as to all of the shares. Information is based solely on the Schedule 13D filed by Laidlaw with the Commission in December 1997.
 (3) The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore Maryland 21202. Includes shares owned by various individual and institutional investors, including T. Rowe Price New Horizons Fund (which owns 1,250,000 shares), which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact the beneficial owner of such securities." Such information is based solely on the Schedule 13G filed by Price Associates with the Commission in February 1998.
 (4) The address of Franklin Resources, Inc. is 777 Mariners Island Boulevard, San Mateo, California 94403. Includes shares owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. ("FRI"), including Franklin Advisers, Inc., which has sole voting power as to 1,168,500 shares. Such information is based solely on the Schedule 13G filed by FRI with the Commission in February 1998.
 (5) Includes 135,000 shares of Common Stock which may be acquired upon exercise of immediately exercisable warrants and 435,000 shares of Common Stock which may be acquired upon exercise of options exercisable within 60 days. Does not include 90,000 shares of Common Stock that are not exercisable within 60 days.
 (6) Includes 40,000 shares of Common Stock which may be acquired upon exercise of options. Does not include 135,000 shares of Common Stock that are not exercisable within 60 days.
 (7) Includes 90,000 shares of Common Stock which may be acquired upon exercise of options exercisable within 60 days. Does not include 60,000 shares of Common Stock which may be acquired upon exercise of options that will not be exercisable within 60 days.
 (8) Includes 62,500 shares of Common Stock which may be acquired upon exercise of options exercisable within 60 days. Does not include 109,500 shares of Common Stock which may be acquired upon exercise of options that will not be exercisable within 60 days.
 (9) Includes 31,500 shares of Common Stock which may be acquired upon exercise of options that will be exercisable within 60 days. Does not include 24,750 shares of Common Stock which may be acquired upon exercise of options that will not be exercisable within 60 days.
(10) Includes 13,500 shares of Common Stock which may be acquired upon exercise of options exercisable within 60 days. Does not include 9,000 shares of Common Stock which may be acquired upon exercise of options that will not be exercisable within 60 days.
(11) Includes 105,000 shares of Common Stock which may be acquired upon exercise of immediately exercisable warrants. Includes 67,500 Shares of Common Stock which may be acquired upon exercise of options exercisable within 60 days. Does not include 45,000 shares of Common Stock which may be acquired upon the exercise of options not exercisable within 60 days.
(12) Includes 18,000 shares of Common Stock which may be acquired upon exercise of options exercisable within 60 days. Does not include 12,000 shares of Common Stock which may be acquired upon exercise of options that will not be exercisable within 60 days.
(13) Does not include 12,000 shares of Common Stock which may be acquired upon exercise of options that will not be exercisable within 60 days.
(14) Includes 998,000 shares of Common Stock which may be acquired upon exercise of options and warrants.

                                   MANAGEMENT

     The Named Executive Officers of the Company are as follows. Biographical information concerning those executive officers of the Company who are also directors of the Company is set forth under Proposal 1 in this Proxy Statement. Biographical information concerning all other executive officers of the Company is set forth below.

                   NAME                     AGE                         POSITION
                   ----                     ---                         --------
Sam A. Brooks.............................  58    Chairman of the Board, President, Chief Executive
                                                    Officer and Director
Gary A. Brukardt..........................  52    Executive Vice President, Chief Operating Officer
Ronald Hinds..............................  50    Executive Vice President, Chief Financial Officer,
                                                    Treasurer and Secretary
Raymond Hakim, M.D., Ph.D. ...............  52    Executive Vice President and Chief Medical Officer

     Mr. Brukardt has been Executive Vice President and Chief Operating Officer of the Company since August 1996. From 1991 to August 1996, Mr. Brukardt served as Executive Vice President of Baptist Health Care Affiliates in Nashville, Tennessee, where he was responsible for the development and operation of physician practice management organizations and the management of four hospitals and 22 outpatient facilities. In addition, from 1991 to August 1996, Mr. Brukardt served as Chairman and President of HealthNet Management, Inc., a managed care company.

     Mr. Hinds has been an Executive Vice President and Chief Financial Officer of the Company since August 1995. He was an audit partner with Deloitte & Touche LLP from 1981 to 1994 where he managed the health care practice of the Nashville office. During his tenure at Deloitte & Touche, Mr. Hinds also served as a Regional Health Care Partner for the firm. Mr. Hinds received his B.A. in accounting from Middle Tennessee State University.

     Dr. Hakim has been Executive Vice President and Chief Medical Officer of the Company since June 1995. He has published extensively on the adequacy of dialysis and the clinical aspects of bio-compatibility. From 1992 to 1995, Dr. Hakim served as Medical Director for the Vanderbilt Dialysis Program. He served as a member of the Medical Board of Vanderbilt in 1992, as Chairman of the Ambulatory Services Committee of Vanderbilt in 1990 and 1991, and as Director, Clinical Nephrology of Vanderbilt from 1987 to 1991. He received his M.S. from Rensselaer Polytechnic Institute, his Ph.D. from Massachusetts Institute of Technology and his M.D. from McGill University. Dr. Hakim performed his residency at Royal Victoria Hospital and his renal fellowship at Brigham and Women's Hospital.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain of its principal executive officers, including Messrs. Brooks, Hinds, Brukardt, and Dr. Hakim, and certain other key personnel. Each Named Executive Officers' employment agreement contains restrictive covenants prohibiting such officer from competing with the Company for a period of one year after the end of the employment term. The terms of the employment agreements commenced on January 15, 1998 and will continue for a term of three years and successive one year renewal terms thereafter.

     The annual salaries of the Named Executive Officers as set forth in the employment agreements are $300,000, $250,000, $225,000, and $200,000 for Messrs.
Brooks, Brukardt, Hinds, and Dr. Hakim, respectively. Each Named Executive Officer is eligible under his employment agreement for bonuses at the sole discretion of the Company.

     The employment agreements of Messrs. Brooks, Brukardt, and Hinds, also provide for severance for each such Named Executive Officer of (i) his salary (plus prior year bonus in the case of Mr. Brooks) for 12 months if such officer is terminated without cause, (ii) his salary for one month if such officer is terminated for cause, or (iii) his salary (plus prior year bonus) for 36 months if such officer is terminated within 12 months of certain changes in control of the Company either (A) without cause, or (B) by resignation of the officer as a result of declining to accept reassignment to a job that is not the equivalent of his then current position. Dr. Hakim's employment agreement contains similar severance provisions that become operative if he enters into a non-competition agreement. If any of the above officers receives severance that would result in the imposition of excise tax under Section 4999 of the Code, he will be entitled to the above amount plus a gross-up payment, if necessary, to reimburse him for any such excise tax plus all federal, state, and local income and excise taxes imposed on such gross-up payment. In addition, following a change in control of the Company, if any of the above officers resigns for any reason or is terminated without cause, the non-competition covenants set forth in his employment agreement will become null and void.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee are Joseph C. Hutts, Stephen D. McMurray, M.D., and W. Tom Meredith, M.D. Mr. Brooks, the Chairman of the Board, Chief Executive Officer, President, and a Director of the Company, is a member of the board of directors of PhyCor, Inc., of which Mr. Hutts is the Chairman of the Board, President, and Chief Executive Officer.

     Dr. McMurray is a member of Indiana Dialysis Management, P.C., a practice group currently consisting of five nephrologists. The Company entered into a Medical Director agreement dated February 12, 1996 with such practice group that has a term of seven years with successive renewal terms of three years each and provides for medical director fees of $228,000 in year one, $277,000 in year two, and $326,000 in year three and each year thereafter in effect.

     The Company entered into an Independent Contractor Agreement with Dr. McMurray, dated November 20,1997, pursuant to which Dr. McMurray will receive $10,000 per month in connection with services to be provided to the Company. Dr. McMurray received an award of 8,700 shares of restricted stock subject to restrictions and other terms and conditions set forth in that certain Restricted Stock Award Agreement effective December 23, 1997.

     Dr. Meredith is a member of Kansas Nephrology Physicians, P.A., a practice group currently consisting of four nephrologists. The Company entered into a Medical Director agreement dated February 12, 1996 with such practice group that has a term of seven years with successive renewal terms of three years each and provides for medical director fees of $245,000 in year one, $289,000 in year two, and $350,000 in year three and each year thereafter in effect.

     Dr. Meredith owns a one-third interest in a partnership that subleases to the Company approximately 4,100 square feet for its Dodge City, Kansas center. The sublease, dated February 12, 1996, has a term of five years, with five additional options to renew for periods of five years. The sublease is a double net sublease with a base rent payment of approximately $3,300 per month, adjusted at the commencement of each extended term by a factor based on the consumer price index.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the annual salaries paid to the Company's Chief Executive Officer and the Company's Named Executive Officers for the fiscal years ended December 31, 1995, 1996, and 1997.

                                                                                               LONG-TERM
                                                                                             COMPENSATION
                                                                                        -----------------------
                                                                                                     SECURITIES
                                                                  ANNUAL COMPENSATION   RESTRICTED   UNDERLYING
                                                                  -------------------     STOCK       OPTIONS/
NAME AND PRINCIPAL POSITION                                YEAR    SALARY     BONUS     AWARDS(1)       SARS
---------------------------                                ----   --------   --------   ----------   ----------
Sam A. Brooks............................................  1997   $300,000   $225,000    $125,000     150,000
  Chairman of the Board and                                1996    250,000    287,500          --          --
  President                                                1995         --         --          --     375,000
Gary A. Brukardt.........................................  1997    250,000    125,000    $ 62,500      75,000
  Executive Vice President,                                1996    220,000     35,585          --     150,000
  Chief Operating Officer                                  1995         --         --          --          --
Ronald Hinds.............................................  1997    225,000    112,500    $100,000      97,500
  Executive Vice President,                                1996    200,000    105,000          --      37,500
  Chief Financial Officer,                                 1995         --         --          --      90,000
  Treasurer and Secretary
Raymond Hakim, M.D., Ph.D. ..............................  1997    200,000     80,000    $ 62,500          --
  Executive Vice President and                             1996    200,000     53,552          --          --
  Chief Medical Officer                                    1995         --         --          --     150,000

---------------
(1) Messrs. Brooks, Brukardt, Hinds, and Hakim were granted restricted stock awards of 8,700, 4,350, 7,000, and 4,350 shares respectively, on December 23, 1997 and the values in the above table are based on a closing price of $26.125 on such date. The awards contain restrictions that lapse on December 23, 2002.

                             OPTION GRANTS IN 1997

     The following table is a summary of all stock options granted during the year ended December 31, 1997. Individual grants are listed separately for each Named Executive Officer. In addition, this table shows the potential gain that could be realized if the fair market value of the Common Stock was to appreciate at either 5% or 10% annual rate over the period of the option term.

                                                  % OF                                  POTENTIAL REALIZABLE
                                                 TOTAL                                 VALUE AT ASSUMED ANNUAL
                                  NUMBER OF     OPTIONS                                 RATES OF STOCK PRICE
                                  SECURITIES   GRANTED TO                                 APPRECIATION FOR
                                  UNDERLYING   EMPLOYEES    EXERCISE OR                    OPTION TERM(1)
                                   OPTIONS     IN FISCAL    BASE PRICE    EXPIRATION   -----------------------
              NAME                GRANTED(2)      YEAR       ($/SHARE)       DATE          5%          10%
              ----                ----------   ----------   -----------   ----------   ----------   ----------
Sam A. Brooks...................   150,000        11.6        $20.00       4/30/07     $1,886,683   $4,781,277
Gary A. Brukardt................    75,000         5.8        $20.00       4/30/07        943,341    2,390,613
Ronald Hinds....................    97,500         7.5        $20.00       4/30/07      1,226,344    3,107,797
Raymond Hakim, M.D., Ph.D. .....         0         0.0           N/A           N/A            N/A          N/A

---------------
(1) The potential realizable value through the expiration date of the options has been determined on the basis of the market price per share at the time of grant compounded annually over the term of the option, net of the exercise price. These values have been determined based upon assumed rates of appreciation mandated by the Securities and Exchange Commission (the "Commission") and are not intended to forecast the possible future appreciation, if any, of the price or value of the Common Stock.
(2) Options become exercisable as to 20% of the shares as of the grant date, and an additional 20% of the shares will vest on each of the first four anniversaries of April 30, 1997.

            AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END VALUES

     Set forth below is information with respect to exercises of options by the Named Executive Officers during 1997 and information with respect to unexercised options held by the Named Executive Officers as of December 31, 1997.

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING               VALUE OF UNEXERCISED
                                   NUMBER OF                      UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                    SHARES                     HELD AT DECEMBER 31, 1997      AT DECEMBER 31, 1997(2)
                                   ACQUIRED        VALUE      ---------------------------   ---------------------------
              NAME                ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                -----------   -----------   -----------   -------------   -----------   -------------
Sam A. Brooks...................         0              0       405,000        120,000      $10,485,000    $1,440,000
Gary A. Brukardt................    20,000        298,400        55,000        150,000          686,680     1,860,030
Ronald Hinds....................    23,000        655,500        73,000        129,000        1,521,000     2,208,000
Raymond Hakim, M.D., Ph.D. .....         0              0        90,000         60,000        2,340,000     1,620,000

---------------
(1) These amounts represent the market value of the underlying Common Stock on the date of exercise, less the applicable exercise price.
(2) The market value of the Common Stock was $32.00 per share as of December 31, 1997 (the last trading day in 1997) based on the closing price per share on Nasdaq stock market.

                        REPORTS OF BENEFICIAL OWNERSHIP
                    UNDER SECTION 16(A) OF THE EXCHANGE ACT

     Under the securities laws of the United States, the Company's directors, executive officers and any person holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "Commission") and the Nasdaq National Market System ("Nasdaq"). These persons also are required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates in 1997. Based solely on a review of the reports furnished to the Company or written representations from the Company's directors, officers, and ten percent beneficial owners, all reporting requirements were satisfied, with the exception of a Form 4 that was filed late by Kenneth E. Johnson, Jr., M.D. in connection with the sale of 66,750 shares of Common Stock.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     This report is submitted by the Company's Compensation Committee at the direction of the Board of Directors. This report provides certain data and information regarding the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers. The Compensation Committee of the Board of Directors is responsible for all decisions regarding compensation for the Company's executive officers. The Compensation Committee is composed of three non-employee directors. Because the Compensation Committee believes that each executive officer has the potential to affect the short-term and long-term profitability of the Company, the Committee places considerable importance on the task of creating and implementing the Company's executive compensation program.

     The Company's executive compensation program is focused on stockholder value, the overall performance of the Company, success of the Company as affected by the executive's performance, and the individual performance of the particular executive.

COMPENSATION PHILOSOPHY

     The Compensation Committee's philosophy is to integrate the compensation of the Company's executive officers with corporate performance. The Committee's objectives are to measure executive performance against short-term and long-term goals, reward performance, recognize individual initiative and achievements, assist the Company in attracting, motivating, and retaining qualified executives, and align the incentives of management with the interests of stockholders. The compensation policies and programs utilized by the Compensation Committee and endorsed by the Board of Directors generally consists of the following:

     - recommend executive officer total compensation in relation to Company performance;

     - align compensation amounts with comparable levels paid to executive officers of companies comparable in size and performance to the Company; and

     - provide long-term incentive compensation in the form of stock option and restricted stock awards and cash bonuses based upon a percentage of annual salary to motivate and retain high quality executive officers.

     The compensation program of the Company currently consists of base salary, annual incentive compensation in the form of cash bonuses, restricted stock awards, and options. In 1997, the Company's executive compensation was reviewed by the Compensation Committee and the Board of Directors relative to executive compensation of peer groups. Because the Company's compensation plan involves incentives contingent upon the Company's performance and individual performance, an executive officer's actual compensation level in any particular year may be above or below that of an officer of competitors of the Company. The Compensation Committee will review each element of executive compensation on an annual basis.

     The 1997 compensation package for the executive officers included salary and cash bonuses as well as restricted stock awards and stock options. The key components of the Company's executive compensation plan are described below.

BASE SALARY

     The Compensation Committee, along with the CEO of the Company, reviews and approves an annual salary plan for the Company's executive officers. The salary plan is developed by the Company's CEO. Many subjective factors are included in determining base salaries such as the responsibilities born by the executive officer, the scope of the position, length of service with the Company, corporate and individual performance, and the salaries paid by competitive companies to officers in similar positions. While these subjective factors are then integrated with other objective factors, including the Company's net income, earnings per share, return on equity, and growth, the overall assessment is primarily a subjective one, intended to reflect the level of responsibility and individual performance of the particular executive officer.

BONUSES

     The Compensation Committee is of the view that a significant portion of the total cash compensation for executive officers should be subject to the attainment by the Company of specific performance criteria, including earnings. Executive officers of the Company receive a cash bonus based on a percentage of annual base salary, in the event the Company meets an annual performance target. This means that a significant part of the compensation package is at risk. Participation in the cash bonus plan is limited to a select group of management who have a material impact on Company performance. The participants are selected by the Compensation Committee and include the executive officers, other members of senior management, and regional chief operating officers.

LONG-TERM COMPONENT -- STOCK INCENTIVE PLANS

     To date, the Company has relied primarily upon stock option and restricted stock awards to provide long-term incentives for executives. The Compensation Committee continues to believe that stock options and restricted stock awards have been and remain an excellent vehicle for providing financial incentives for management. The Company's Third Amended and Restated 1996 Stock Incentive Plan (the "Plan") authorizes the issuance of stock options and restricted stock awards to officers, key employees, and consultants of the Company. Subject to general limits prescribed by the Plan, the Compensation Committee has the authority to determine the individuals to whom stock options and restricted stock awards are awarded, the terms of the options and restricted stock awards, and the number of shares subject to each option or restricted stock award. The size of any particular stock option or restricted stock award is based upon position and the individual performance during the related evaluation period. With respect to stock options, because the option exercise price is the price of stock on the date of grant and the options generally carry a ten year life, employees benefit only if the value of the Company's Common Stock increases. Thus, employees with stock options are rewarded for their efforts to improve long-term stock market performance. In this way, the financial interests of management are aligned with those of the Company's stockholders, and it is for this reason that the Company uses stock options as its predominate long-term incentive program.

     Executive officers of the Company may also participate in the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan"). Executive officers participate in the Stock Purchase Plan on the same terms as non-executive employees who meet the applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the Stock Purchase Plan. All contributions to the Stock Purchase Plan are made or invested in the Company's Common Stock. These features are intended to align further the employees' and stockholders' long-term financial interests.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee's basis for compensation of the CEO is derived from the same considerations addressed above. Mr. Brooks participates in the same executive compensation plans available to the other executive officers. In 1997, the Board of Directors determined that the salary of Mr. Brooks, the Company's Chief Executive Officer, would be $300,000 and determined to grant options for the purchase of 150,000 shares of Common Stock and 8,700 shares of restricted stock. The compensation levels established for Mr. Brooks were in response to the Committee's and the Board's assessments of the Company's performance and accomplishments in 1997 as well as Mr. Brooks' position in the Company and the nature of his responsibilities. The Committee considered Mr. Brooks' performance in terms of the Company's success in meeting its performance targets, from both an operational and a financial standpoint, and in executing its strategic plan. The Committee also considered the Company's performance relative to its peers and competitors in the industry in evaluating Mr. Brooks' compensation.

FEDERAL INCOME TAX DEDUCTIBILITY LIMITATIONS

     The Compensation Committee intends to use its best efforts to structure future compensation so that executive compensation paid by the Company is fully deductible in accordance with Section 162(m) of the Internal Revenue Code enacted in 1993, which generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executive officers unless certain conditions are met.

SUMMARY

     The Committee believes that this mix of base salaries, variable cash incentives and the potential for equity ownership in the Company represents a balance that will motivate the management team to continue to produce strong returns. The Committee further believes this program strikes an appropriate balance between the interests and needs of the Company in operating its business and appropriate rewards based on stockholder value.

Submitted by the Compensation Committee of the Company's Board of Directors.

Stephen D. McMurray, M.D., Chairman
W. Tom Meredith, M.D.
Joseph C. Hutts

                               STOCKHOLDER RETURN
                               PERFORMANCE GRAPH

     The following is a comparative performance graph which compares the percentage change of cumulative total stockholder return on the Company's Common Stock with (a) the performance of a broad equity market indicator and (b) the performance of a published industry index or peer group. The following graph compares the percentage change of cumulative total stockholder return on the Company's Common Stock with (a) the Standard & Poor's 500 Composite Index (the "Broad Index") and (b) Standard & Poor's Health Care Diversified Index (the "Industry Index"). The graph begins on February 7, 1996, the date on which the Company's Common Stock first began trading on the Nasdaq Stock Market, and assumes the investment on such date of $100 in the Company's Common Stock, the Broad Index and the Industry Index and assumes that all dividends, if any, were reinvested at the time they were paid.

     The comparison in the graph below is based on historical data and is not intended to forecast the possible future performance of the Company's Common Stock.

        Measurement Period                                                 S&P Health Care
      (Fiscal Year Covered)         Renal Care Group     S&P 500 Index          Div.
2/7/96                                            100                100                100
6/28/96                                        137.23             103.09             104.66
12/31/96                                       134.57             115.14             116.43
6/30/97                                        177.39             138.85             160.73
12/31/97                                       204.25             153.54             170.08

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MEDICAL DIRECTOR ARRANGEMENTS

     Dr. Lowery is a member of Tyler Dialysis & Transplant Associates, P.A., a practice group currently consisting of six nephrologists. The Company entered into a Medical Director agreement with such practice group dated February 12, 1996 that has a term of seven years with successive renewal terms of three years each and provides for medical director fees of $274,000 in year one, $333,000 in year two, and $392,000 in year three and each year thereafter in effect.

     Dr. Bower is a party to an agreement with the Company dated February 12, 1996 to serve as Chief Medical Officer of the Company's centers in Mississippi for which he is compensated $100,000 annually through February 2000. The agreement has a term of four years with successive annual renewals.

     Dr. Johnson is a party to a Medical Director Services Agreement with several additional nephrologists dated September 30, 1996 that has a term of seven years with successive renewal terms of three years each and provides for medical director fees of $840,000 per year.

     The Company believes that each of the foregoing Medical Director Agreements were obtained on terms no less favorable to the Company than could be obtained from unaffiliated third parties. The terms of each such Medical Director Agreement were determined by arm's-length negotiations between the Company and the practices. "See Compensation Committee Interlocks and Insider Participation for the terms of the Medical Directors Agreements between the Company and Drs. McMurray and Meredith."

LEASES OF REAL PROPERTY

     Pursuant to a lease agreement dated February 12, 1996, the Company leases from an affiliate of Dr. Bower approximately 20,000 square feet of administrative and other space used by the Company for the operation of the centers acquired from Kidney Care. The lease is a triple net lease at a rate of approximately $6.00 per square foot per year, or a gross payment of approximately $10,000 per month. The lease contains an initial term of ten years and two five-year renewal options.

     Dr. Lowery owns a 25% interest in certain real property and improvements used in connection with the operation of two of Tyler's centers. Pursuant to a lease agreement dated February 12, 1996, the Company leases those centers which are located in Carthage and Tyler, Texas. Each lease is a triple net lease with rent payable at $12.00 per square foot per year. The Tyler lease requires a gross payment of $20,092 per month, and the Carthage lease requires a gross payment of $2,479 per month. Each lease has an initial term of ten years with two additional five-year renewal options. The amount of rent is subject to a consumer price index adjustment after the initial five-year period. In addition, the Company has subleased back to Tyler Nephrology Associates, Inc. a portion of the Tyler center on terms substantially similar to those contained in the lease of such center to the Company.

     Dr. Meredith owns a one-third interest in a partnership that subleases to the Company approximately 4,100 square feet for its Dodge City, Kansas center. The sublease, dated February 12, 1996, has a term of five years, with five additional options to renew for periods of five years. The sublease is a double net sublease with a base rent payment of approximately $3,300 per month, adjusted at the commencement of each extended term by a factor based on the consumer price index.

     The Company believes that each of the foregoing Leases were obtained on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

RESTRICTED STOCK AWARD AGREEMENTS

     Dr. Jacobson received 12,200 shares of restricted stock subject to restrictions and other terms and conditions set forth in that certain Restricted Stock Award Agreement effective December 23, 1997. Dr. Jacobson also received a bonus of $25,000 for services provided in connection with acquisitions.

     Dr. Lowery received 3,500 shares of restricted stock subject to restrictions and other terms and conditions set forth in that certain Restricted Stock Award Agreement effective December 23, 1997. "See Compensation Committee Interlocks and Insider Participation for the terms of the Restricted Award Agreement between the Company and Dr. McMurray."

EMPLOYMENT AGREEMENTS

     Anne N. Bower, Dr. Bower's daughter, is a party to an employment agreement dated February 7, 1996 with the Company with an annual base salary of $125,000 and having a term of three years, renewable thereafter for successive one-year terms. Ms. Bower serves as the chief operating officer of the Company's Mississippi operations.

     Barbara McMurray, Dr. McMurray's spouse, is a party to an employment agreement dated February 6, 1996 with the Company with an annual base salary of $115,000 and having a term of three years, renewable thereafter for successive one-year terms. Ms. McMurray serves as the Vice President, Program/Facility Operations of the Company.

RELATIONSHIP WITH VANDERBILT UNIVERSITY

     Dr. Jacobson currently serves as Vice Chancellor for Health Affairs at Vanderbilt University and as Professor of Medicine in the Division of Nephrology, Department of Medicine, Vanderbilt University. On February 12, 1996, the Company assumed a Dialysis Center Management Agreement with Vanderbilt University Medical Center pursuant to which the Company manages its outpatient dialysis center. The Company received revenues of approximately $398,232 pursuant to this agreement for the year ended December 31, 1997. Such agreement has a one-year term that is automatically renewed each year unless either party cancels the agreement at least 90 days prior to the end of the current term. Vanderbilt University owns approximately 369,154 of the outstanding shares of the Company.

COMPANY POLICY

     The Company has adopted a policy pursuant to which transactions with affiliates (other than those entered into pursuant to the Combination) must be reviewed by the Audit Committee and approved by a majority of the disinterested members of the Board of Directors and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                                    AUDITORS

     The firm of Ernst & Young LLP has served as the Company's independent public accountants since inception and, while not yet approved by the audit committee is expected to be selected to serve in such capacity for the fiscal year ended December 31, 1998. A representative of Ernst & Young LLP is expected to attend the Annual Meeting to respond to questions from stockholders and to make a statement if he so desires.

          STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     Stockholders of the Company wishing to submit a proposal for action at the Company's 1999 annual meeting of stockholders and to have the proposal included in the Company's proxy materials relating to that meeting, must deliver their proposals to the Company at its principal offices not later than January 1, 1999. Additional legal requirements apply to any inclusion of stockholder proposals in proxy materials of the Company.

                                 ANNUAL REPORTS

     The Company's 1997 Annual Report to stockholders is being mailed to the Company's stockholders with this Proxy Statement. The Annual Report is not part of the proxy soliciting material.

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 as filed with the Securities and Exchange Commission may be obtained by any stockholder, free of charge, upon written request to the Office of the Secretary, Renal Care Group, Inc., 2100 West End Avenue, Suite 800, Nashville, Tennessee 37203.

                                 OTHER MATTERS

     The management of the Company knows of no other matters to be presented and acted upon at the Annual Meeting other than those set forth in the accompanying notice. However, if any other matters requiring a vote of the stockholders should properly come before the Annual Meeting or any adjournment thereof, each proxy will be voted with respect thereto in accordance with the best judgment of the proxy holder.

                                   APPENDIX A

                             RENAL CARE GROUP, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 4, 1998

                             RENAL CARE GROUP, INC.
             FOURTH AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN

                                   ARTICLE 1
                                    PURPOSE

     1.1 GENERAL. The purpose of the Renal Care Group, Inc. Amended and Restated 1996 Stock Incentive Plan (the "Plan") is to promote the success, and enhance the value, of Renal Care Group, Inc. (the "Company"), by linking the personal interests of its key employees and consultants to those of Company stockholders and by providing its key employees and consultants with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees and consultants upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent. Accordingly, the Plan permits the grant of restricted stock and stock options from time to time to selected officers and key employees and consultants.

                                   ARTICLE 2
                                 EFFECTIVE DATE

     2.1 EFFECTIVE DATE. The Plan first became effective upon approval of the same by the Board of Directors of the Company (January 15, 1996) (the "Effective Date"), as approved by the sole stockholder of the Company. The first amendments to the Plan were approved by the Board of Directors of the Company on August 15, 1996, and became effective upon approval thereof by the stockholders of the Company at the special meeting of stockholders held on September 27, 1996. The second amendments to the Plan were approved by the Board of Directors on April 10, 1997, and became effective upon approval thereof by the stockholders of the Company at the annual meeting held on June 4, 1997. The third amendments to the Plan were approved by the Board of Directors of the Company on September 4, 1997, which amendments did not require approval by the stockholders of the Company and became effective as of September 4, 1997. The fourth amendments to the Plan were approved by the Board of Directors on January 15, 1998, subject to approval thereof by the stockholders of the Company at the annual meeting held on June 4, 1998.

                                   ARTICLE 3
                                  DEFINITIONS

     3.1 DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Sections 1.1 or 2.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

          (a) "Award" means any Option or Restricted Stock Award granted to a Participant under the Plan.

          (b) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

          (c) "Board" means the Board of Directors of the Company.

          (d) "Cause" means the continued failure by a Participant to substantially perform such Participant's duties of employment after written warnings identifying the lack of substantial performance are communicated to the Participant by the employer that identify the manner in which the employer believes that the Participant has not substantially performed such duties, or the engaging by an Participant in illegal conduct that is materially and demonstrably injurious to the Company, unless otherwise defined in an employment agreement between the Participant and the Company or a Subsidiary in effect on the date of termination in which case "Cause" shall be defined as set forth therein.

          (e) "Change in Control" means a change in control of the Company after the closing of an initial public offering of Stock registered under the Securities Act on a Registration Statement on Form S-1 of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of a Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, a Change in Control shall also be deemed to have occurred at such time as:

             (i) any "person" within the meaning of Section 14(d) of the Exchange Act, other than the Company, a Subsidiary, or any employee benefit plan(s) sponsored by the Company or any Subsidiary, is or has become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 25% or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors;

             (ii) individuals who constitute the Board immediately prior to any meeting of stockholders (the "Incumbent Board") have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

             (iii) upon approval by the Company's stockholders of a reorganization, merger, share exchange or consolidation, other than one with respect to which those persons who were the beneficial owners, immediately prior to such reorganization, merger, share exchange or consolidation, of outstanding securities of the Company ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than 75% of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors; or

             (iv) upon approval by the Company's stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a Subsidiary.

             Notwithstanding the occurrence of any of the foregoing, the Board may determine, if it deems it to be in the best interest of the Company, that an event or events otherwise constituting a Change in Control shall not be so considered. Such determination shall be effective if it is made by the Board prior to the occurrence of an event that otherwise would be or probably will lead to a Change in Control or after such event if made by the Board a majority of which is composed of directors who were members of the Board immediately prior to the event that otherwise would be or probably will lead to a Change in Control. Upon such determination, such event or events shall not be deemed to be a Change in Control for any purposes hereunder, including but not limited to, Section 9.6.

          (f) "Change in Control Price" means the highest closing price per share paid for the purchase of Stock in a national securities market during the ninety (90) day period ending on the date the Change in Control occurs.

          (g) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (h) "Committee" means the committee of the Board described in Article
     4.

          (i) "Company" means Renal Care Group, Inc., a Delaware corporation.

          (j) "Covered Employee" means a covered employee as defined in Code
     Section 162(m)(3).

          (k) "Disability" shall mean any permanent disability as defined by
     Section 22(e)(3) of the Code. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of a Participant's Disability.

          (l) "Effective Date" has the meaning assigned such term in Section
     2.1.

          (m) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          (n) "Fair Market Value" means the closing price of the shares of Stock on the New York Stock Exchange or other national securities exchange on the day on which such value is to be determined or, if no shares were traded on such day, on the next preceding day on which shares were traded, as reported by the National Quotation Bureau, Inc. or other national quotation service. If the shares are not traded on an exchange but are traded in the over-the-counter market, Fair Market Value means the closing "asked" price of the shares in the over-the-counter market on the day on which such value is to be determined or, if such "asked" price is not available, the last sales price on such day or, if no shares were traded on such day, on the next preceding day on which the shares were traded, as reported by the National Association of Securities Dealers Automatic Quotation System (NASDAQ) or other national quotation service.

          (o) "Incentive Stock Option" means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

          (p) "Non-Qualified Stock Option" means an Option that is not an Incentive Stock Option.

          (q) "Option" means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

          (r) "Participant" means a person who, as an officer or key employee or consultant of the Company or any Subsidiary, has been granted an Award under the Plan.

          (s) "Plan" means the Renal Care Group, Inc. Amended and Restated 1996 Stock Incentive Plan, as amended from time to time.

          (t) "Restricted Stock Award" means Stock granted to a Participant under Article 8 that is subject to certain restrictions and to risk of forfeiture.

          (u) "Securities Act" means the Securities Act of 1933, as amended from time to time.

          (v) "Stock" means the $0.01 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to the terms of the Plan including but not limited to Article 10 hereof.

          (w) "Subsidiary" means any corporation that qualifies as a subsidiary of a corporation under the definition of "subsidiary corporation" contained in Section 424(f) of the Code.

                                   ARTICLE 4
                                 ADMINISTRATION

     4.1 The Plan shall be administered by a committee of directors of the Company (the "Committee") appointed by the Board from time to time and consisting of at least two members of the Board, each of whom shall be both (i) a "non-employee director" as such term is defined in Rule 16b-3 promulgated under Section 16 of the Exchange Act or any successor provision, and (ii) an "outside director" as that term is used in Section 162 of the Code and the regulations promulgated thereunder. In the absence of an appointment of a Committee, the Board shall serve as the Committee.

     4.2 AUTHORITY OF COMMITTEE. The Committee has the exclusive power, authority and discretion to:

          (a) Designate Participants;

          (b) Determine the type or types of Awards to be granted to each Participant;

          (c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

          (d) Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

          (e) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Option may be paid in, cash, Stock, or other property, or an Award may be canceled, forfeited, or surrendered;

          (f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

          (g) Decide all other matters that must be determined in connection with an Award;

          (h) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and

          (i) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan.

     4.3. DECISIONS BINDING. The Committee's interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

                                   ARTICLE 5
                           SHARES SUBJECT TO THE PLAN

     5.1. NUMBER OF SHARES. Subject to adjustment as provided in Section 10.1, the aggregate number of shares of Stock reserved and available for Awards shall be 4,000,000.

     5.2. LAPSED AWARDS. To the extent that an Award is canceled, terminates, expires or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award under the Plan.

     5.3. STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

     5.4. LIMITATION ON NUMBER OF SHARES SUBJECT TO AWARDS. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Stock with respect to one or more Options that may be granted to any one Covered Employee in any one taxable year shall be 150,000 (which reflects a 3 for 2 stock split in the form of a dividend with a record date of July 7, 1997), subject to adjustment as set forth in Article 10 hereto.

                                   ARTICLE 6
                                  ELIGIBILITY

     6.1.  GENERAL.  Awards may be granted only to individuals who are
(i) officers or other key employees (including employees who also are directors or officers) of the Company or a Subsidiary, or (ii) bona fide consultants to the Company or a Subsidiary, as determined by the Committee.

                                   ARTICLE 7
                                 STOCK OPTIONS

     7.1. GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

          (a) EXERCISE PRICE. The exercise price per share of Stock under an Option shall be determined by the Committee. The Committee may elect to grant Non-Qualified Stock Options with an exercise price per share of Stock less than the Fair Market Value of a share of Stock on the date any such Non-Qualified Stock Option is granted.

          (b) TIME AND CONDITIONS OF EXERCISE.

             (i) The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee also shall determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

             (ii) In connection with the grant of any Options, the Committee may provide in the Option Agreement for the termination of all or any portion of the Options under certain circumstances, including, without limitation, termination of a Participant's employment, provided that the Committee may distinguish among various causes of termination as the Committee deems appropriate. In addition, the Committee may provide, through the Option Agreement or otherwise, that if a Participant's employment is terminated: (i) such Participant's Option(s) may be exercised for specified periods thereafter but no later than the expiration date of such Option; (ii) to the extent not fully exercisable on the date of termination of employment, such Option may continue to become exercisable within the term of the Option; or (iii) some or all of the Options not fully exercisable on the date of termination of employment may be deemed fully exercisable. A Participant's employment shall be deemed to terminate on the last date for which he or she receives a regular wage or salary payment (excluding severance payments unless otherwise provided in the Option Agreement). Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment shall not occur where the Participant transfers from the Company to one of its Subsidiaries, transfers from a Subsidiary to the Company or transfers from one Subsidiary to another Subsidiary.

          (c) PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Stock, or other property (including "cashless exercise" arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Without limiting the power and discretion conferred on the Committee pursuant to the preceding sentence, the Committee may, in the exercise of its discretion, but need not, allow a Participant to pay the exercise price of an Option by directing the Company to withhold from the shares of Stock that would otherwise be issued upon exercise of the Option that number of shares having a Fair Market Value on the exercise date equal to the exercise price, all as determined pursuant to rules and procedures established by the Committee.

          (d) EVIDENCE OF GRANT. All Options shall be evidenced by a written Option Agreement between the Company and the Participant. The Option Agreement shall include such provisions as may be specified by the Committee.

     7.2. INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

          (a) EXERCISE PRICE. The exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option shall not be less than the Fair Market Value as of the date of the grant.

          (b) EXERCISE. In no event may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

          (c) INDIVIDUAL DOLLAR LIMITATION. The aggregate Fair Market Value (determined as of the time an Option is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.

          (d) TEN PERCENT OWNERS. No Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary unless the exercise price per share of such Option is at least 110% of the Fair Market Value per share of Stock at the date of grant and the Option expires no later than five years after the date of grant.

          (e) EXPIRATION OF INCENTIVE STOCK OPTIONS. No award of an Incentive Stock Option may be made pursuant to the Plan on or after the tenth anniversary of the Effective Date.

          (f) RIGHT TO EXERCISE. During a Participant's lifetime, an Incentive Stock Option may be exercised only by the Participant.

          (g) INTERPRETATION OF INCENTIVE STOCK OPTIONS.  In interpreting this
     Section 7.2 of the Plan and the provisions of individual Option Agreements granting Incentive Stock Options, the Committee shall be governed by the principles and requirements of Sections 421, 422 and 424 of the Code, and applicable Treasury Regulations.

                                   ARTICLE 8
                            RESTRICTED STOCK AWARDS

     8.1. GRANT OF RESTRICTED STOCK. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. All Awards of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement.

     8.2. ISSUANCE AND RESTRICTIONS. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

     8.3. FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Corporation; provided, however, that the Committee may provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

     8.4. CERTIFICATES FOR RESTRICTED STOCK. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

                                   ARTICLE 9
                    GENERAL PROVISIONS APPLICABLE TO AWARDS

     9.1. STAND-ALONE, TANDEM, AND SUBSTITUTE AWARDS. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan. If an Award is granted in substitution for another Award, the Committee may require the surrender of such other Award in consideration of the grant of the new Award. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

     9.2. EXCHANGE PROVISIONS. The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, or another Award (subject to Section 9.1), based on the terms and conditions the Committee determines and communicates to the Participant at the time the offer is made.

     9.3. TERM OF OPTION. The term of each Option shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option exceed a period of ten years from the date of grant.

     9.4. LIMITS ON TRANSFER. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. No Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order as defined in Section 414(p)(1)(B) of the Code, if the order satisfies Section 414(p)(1)(A) of the Code.

     9.5. STOCK CERTIFICATES. All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.

     9.6.  CHANGES IN CONTROL.

          (a) Change in Control Followed by Employment Termination. In the event that a Change in Control shall occur and an employee Participant's employment shall terminate, except as provided in the next sentence, within twelve (12) months after the Change in Control, then (i) all unexercised Awards (whether vested or not vested) shall automatically become one hundred percent (100%) vested immediately, (ii) no other terms, conditions, restrictions or limitations shall be imposed upon any such Awards after such date, and in no circumstance shall an Award be forfeited on or after such date, and (iii) all such Awards shall be valued on the basis of the greater of the Change in Control Price or the Fair Market Value on the date of such termination, and such value shall promptly be paid to the Participant in cash by the Company or its successor. The foregoing shall not apply if employment termination is due to (i) death, (ii) disability entitling the Participant to benefits under the Company's or its successor's long-term disability plan, (iii) Cause, or (iv) resignation (other than (A) resignation from a declined reassignment to a job that is not reasonably equivalent in responsibility or compensation or that is not in the same geographic area, or (B) resignation within 30 days following a reduction in base pay).

          (b) Automatic Acceleration and Cash-Out. Upon a Change in Control that results directly or indirectly in the Stock (or the stock of any successor to the Company received in exchange for Stock) ceasing to be publicly traded in a national securities market, (i) all unexercised Awards (whether vested or not vested) shall automatically become one hundred percent (100%) vested immediately, (ii) no other terms, conditions, restrictions or limitations shall be imposed upon any such Awards after such date, and in no circumstance shall an Award be forfeited on or after such date, and (iii) all such Awards shall be valued on the basis of the Change in Control Price, and such value shall promptly be paid to the Participant in cash by the Company or its successor.

          (c) Miscellaneous. Upon a Change in Control, no action, including, without limitation, the amendment, suspension or termination of the Plan, shall be taken that would adversely affect the rights of any Participant or the operation of the Plan with respect to any Award to which a Participant may have become entitled hereunder on or prior to the date of the Change in Control or to which such Participant may become entitled as a result of such Change in Control.

     9.7. MODIFICATION, EXTENSION AND RENEWAL. The Committee may modify, renew or accept the surrender of outstanding Awards issued under the Plan (or the surrender of similar grants issued under any other plan of the Company or a Subsidiary), including the acceleration or waiver of any vesting or other restrictions or limitations, or the conversion of such Awards (with appropriate adjustments) to be applicable to the securities of any successor corporation to the Company, and the Committee may authorize new Awards pursuant to the Plan in substitution for any outstanding Awards. Any substituted, modified or converted Awards may bear such different or additional terms and conditions as the Committee shall deem appropriate within the limitations of the Plan. The determination of the Committee as to the terms of any of the foregoing may be made without regard to whether a Change in Control has or has not occurred (or whether the Committee has determined that any event shall not be considered to be a Change in Control) and shall be conclusive and binding notwithstanding the provisions of the respective agreements regarding exercisability. Any fractional shares resulting from any of the foregoing adjustments under this Section shall be disregarded and eliminated. However, no modification of an Award shall, without the consent of the Participant holding the Award, adversely affect the rights or obligations of such Participant with respect to such Award.

                                   ARTICLE 10
                          CHANGES IN CAPITAL STRUCTURE

     10.1. GENERAL. If the Company's outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, combination of shares, stock dividend, or transaction having similar effect, the Board shall proportionately and appropriately adjust (i) the number of shares of Stock authorized and reserved for grants under the Plan as set forth in Section 5.1, (ii) the number of shares of Stock that may be subject to one or more Options granted to any one Participant in any one taxable year as set forth in Section 5.4, and (iii) the number and kind of shares that are subject to each Option and the exercise price per share, without any change in the aggregate price to be paid therefor upon exercise of each Option.

                                   ARTICLE 11
                    AMENDMENT, MODIFICATION AND TERMINATION

     11.1. AMENDMENT, MODIFICATION AND TERMINATION. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan without stockholder approval; provided, however, that the Committee may condition any amendment on the approval of stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

     11.2 AWARDS PREVIOUSLY GRANTED. No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant.

                                   ARTICLE 12
                               GENERAL PROVISIONS

     12.1. NO RIGHTS TO AWARDS. No Participant or employee shall have any claim to be granted any Award under the Plan, and neither the Company nor the Committee is obligated to treat Participants and employees uniformly.

     12.2. NO STOCKHOLDER RIGHTS. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

     12.3. WITHHOLDING. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require that any such withholding requirement be satisfied, in whole or in part, by withholding shares of Stock having a Fair Market Value on the date of withholding equal to the amount to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

     12.4. NO RIGHT TO EMPLOYMENT. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

     12.5. UNFUNDED STATUS. The Plan is intended to be an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to the Plan, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

     12.6. RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Subsidiary.

     12.7. EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

     12.8. TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

     12.9. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     12.10. FRACTIONAL SHARES. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

     12.11. SECURITIES LAW COMPLIANCE. It is intended that the provisions of the Plan and any grant of Awards hereunder shall comply in all respects with the terms and conditions of Rule 16b-3 under the Exchange Act, or any successor provisions, as it relates to persons subject to the reporting requirements of
Section 16(a) of the Exchange Act. Any agreement granting any Awards shall contain such provisions as are necessary or appropriate to assure such compliance. To the extent that any provision hereof is found not to be in compliance with such Rule as it relates to such Act, such provision shall be deemed to be modified so as to be in compliance with such Rule, or if such modification is not possible, shall be deemed to be null and void, as it relates to such Participant.

     12.12. GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the Securities Act any of the shares of Stock paid under the Plan. If the shares paid under the Plan may in certain circumstances be exempt from registration under the Securities Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

     12.13. GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

     IN WITNESS WHEREOF, Renal Care Group, Inc., acting by and through its duly authorized officers, has executed this instrument as of the 15th day of January 1998.

ATTEST:                                          RENAL CARE GROUP, INC.

            By: /s/ RONALD HINDS                          By: /s/ SAM A. BROOKS, JR.
---------------------------------------------    ---------------------------------------------
                Ronald Hinds                                  Sam A. Brooks, Jr.
                  Secretary                                      President and
                                                            Chief Executive Officer

                                                                      APPENDIX B

                             RENAL CARE GROUP, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints Sam A. Brooks and Ronald Hinds as Proxies, each with power to appoint his substitute, and hereby authorizes either one or both of them to represent and to vote, as designated below, all the shares of Common Stock of Renal Care Group, Inc. held of record by the undersigned on April 10, 1998, at the Annual Meeting of Stockholders to be held on June 4, 1998.

    The Board of Directors recommends a vote "FOR" all of the following proposals:

1.  ELECTION OF DIRECTORS

    [ ]  FOR all nominees listed below                           [ ]  WITHHOLD AUTHORITY to vote for all nominees
         (except as marked to the contrary)                           listed below

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                               THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

     ---------------------------------------------------------------------------

                      (Joseph C. Hutts, Thomas A. Lowery, M.D.)

2. PROPOSAL TO: approve an amendment to the Renal Care Group, Inc. Third Amended and Restated 1996 Stock Incentive Plan that would increase the number of shares of RCG Common Stock reserved for issuance under the Plan from 3,000,000 shares to 4,000,000 shares.

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

             (Continued and to be dated and signed on reverse side)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED ABOVE AND FOR PROPOSAL 2 ABOVE.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

    If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                  Dated:                  , 1998
                                                     ----------------------

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature if held jointly